Exhibit 8.2

[LETTERHEAD OF COOLEY GODWARD LLP]

April 26, 2004

Tularik, Inc.

1120 Veterans Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the “Registration Statement”) filed pursuant to the Agreement and Plan of Merger dated as of March 28, 2004 (the “Merger Agreement”), by and among Amgen Inc., a Delaware corporation (“Amgen”), Arrow Acquisition, LLC, a Delaware limited liability company wholly-owned by Amgen (“Merger Sub”), and Tularik Inc., a Delaware corporation (“Tularik”).

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

We have acted as counsel to Tularik in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Merger Agreement;

(b) the Registration Statement;

(c) the truth and accuracy of the representations contained in those certain tax representation letters attached as Exhibits B and C to the Merger Agreement, which will be delivered to us at the Closing in substantially the same form and substance as such Exhibits B and C (the “Tax Representation Letters”); and

(d) such other instruments and documents related to the formation, organization and operation of Amgen, Merger Sub, and Tularik and to the consummation of the Merger and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

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(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by Amgen, Merger Sub, and Tularik, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters, are true and accurate at all relevant times;

(c) All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d) The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof (including Section 7.2(f) of the Merger Agreement), and the Merger will be effective under applicable state law; and

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the discussion of federal income tax issues contained in the Registration Statement entitled “Material United States Federal Income Tax Consequences,” insofar as it relates to statements of law and legal conclusions, sets forth the material United States federal income tax considerations generally applicable to the Merger and is correct and accurate in all material respects.

This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. In addition, no opinion is expressed as to any federal tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

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No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Tularik and is not to be relied upon for any other purpose or by any other person without our prior written consent.

We consent to the reference to our firm under the caption “THE MERGER – Material United States Federal Income Tax Consequences” and “THE MERGER AGREEMENT – Tax-Free Reorganization Treatment” in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

/s/ ROBERT H. MILLER

Robert H. Miller